Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                                    Fiscal Years
                                              -------------------------
                                               1999     2000     2001
                                              -------  -------  -------
BASIC
Weighted average common shares
outstanding                                    11,728   12,201   12,609
                                              =======  =======  =======

Net income                                    $24,882  $29,488  $ 7,809
                                              =======  =======  =======

Net income per common share                   $  2.12  $  2.42  $  0.62
                                              =======  =======  =======

DILUTED
Weighted average common shares
outstanding                                    11,728   12,201   12,609

Dilutive effect of stock options outstanding
during the period                                  87      210       93

Total common and common equivalent
shares                                         11,815   12,411   12,702
                                              =======  =======  =======

Net income                                    $24,882  $29,488  $ 7,809
                                              =======  =======  =======

Net income per common share                   $  2.11  $  2.38  $  0.61
                                              =======  =======  =======


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